Filed Pursuant to Rule 433

Registration No. 333-182394

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

3.125% Senior Notes due 2022 (the “2022 Notes”)

4.375% Senior Notes due 2042 (the “2042 Notes”)

July 30, 2012

Issuer:	América Móvil, S.A.B. de C.V.

2022 Notes

Title of Securities:	3.125% Senior Notes due 2022

Aggregate Principal Amount:	U.S.$350,000,000

The 2022 Notes will be part of the same series of notes and will be fungible with U.S.$1,250,000,000 aggregate principal amount of 3.125% Senior Notes due 2022 issued by the Company on July 16, 2012

Issue Price:	102.627% of principal amount, plus accrued interest, from July 16, 2012 to the Settlement Date totaling U.S.$638,020.83 for the 2022 Notes, which is payable by purchasers

Gross Proceeds, Including Accrued Interest:	U.S.$359,832,520.83

Maturity:	July 16, 2022

Coupon:	3.125% per year

Yield to Maturity:	2.820%

Benchmark:	UST 1.75% due May 15, 2022

Benchmark Treasury Price and Yield:	102-05+; 1.510%

Spread to Benchmark Treasury:	+ 131 basis points

Interest Payment Dates:	January 16 and July 16 each year, commencing on January 16, 2013

Interest Payment Record Dates:	January 1 and July 1 of each year

Optional Redemption:	Make-whole call at Treasury Rate plus 25 basis points

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Listing:	Application will be made to list the 2022 Notes on the New York Stock Exchange

Minimum Denomination:	$200,000 and multiples of $1,000 in excess thereof

CUSIP:	02364WBD6

ISIN:	US02364WBD65

2042 Notes

Title of Securities:	4.375% Senior Notes due 2042

Aggregate Principal Amount:	U.S.$400,000,000

The 2042 Notes will be part of the same series of notes and will be fungible with U.S.$750,000,000 aggregate principal amount of 4.375% Senior Notes due 2042 issued by the Company on July 16, 2012

Issue Price:	104.609% of principal amount, plus accrued interest, from July 16, 2012 to the Settlement Date totaling U.S.$1,020,833.33 for the 2042 Notes, which is payable by purchasers

Gross Proceeds, Including Accrued Interest:	U.S.$ 419,456,833.33

Maturity:	July 16, 2042

Coupon:	4.375% per year

Yield to Maturity:	4.106%

Benchmark:	UST 3.125% due February 15, 2042

Benchmark Treasury Price and Yield:	111-09+; 2.576%

Spread to Benchmark Treasury:	+ 153 basis points

Interest Payment Dates:	January 16 and July 16 each year, commencing on January 16, 2013

Interest Payment Record Dates:	January 1 and July 1 of each year

Optional Redemption:	Make-whole call at Treasury Rate plus 30 basis points

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Listing:	Application will be made to list the 2042 Notes on the New York Stock Exchange

Minimum Denomination:	$200,000 and multiples of $1,000 in excess thereof

CUSIP:	02364WBE4

ISIN:	US02364WBE49

Other Information Applicable to the 2022 Notes and 2042 Notes

Trade Date:	July 30, 2012

Settlement Date:	August 7, 2012 (T+6)

Expected Ratings:	A2 (Moody’s) / A- (S&P) / A (Fitch)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Additional Information:	On July 30, 2012, the Issuer agreed to sell £750,000,000 aggregate principal amount of 4.375% Senior Notes due 2041 (the “2041 Notes”), which are expected to be issued on or about August 7, 2012. The Issuer intends to apply the net proceeds from the sale of the 2041 Notes for the repayment of outstanding indebtedness during the balance of 2012.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Securities to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. by means of a registration statement on Form F-3 (Registration No. 333-182394).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.